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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of i2 Technologies, Inc. for the registration of 1,498,821 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 1997, with respect to the consolidated financial statements of i2 Technologies, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996 and our report dated June 12, 1997, with respect to the supplemental consolidated financial statements of i2 Technologies, Inc. included in its Current Report on Form 8-K dated June 12, 1997, filed with the Securities and Exchange Commission.



                                                            ERNST & YOUNG LLP


Dallas, Texas
June 12, 1997